EXHIBIT 10.2

SUMMARY OF CERTAIN CHANGE IN CONTROL BENEFITS FOR
DESIGNATED OFFICERS OF NEOWARE SYSTEMS, INC.

On March 21, 2005, the Stock Option and Compensation Committee of Neoware Systems, Inc. (the “Company”) determined that Eric N. Rubino, Chief Operating Officer, Keith D. Schneck, Chief Financial Officer, Peter Bolton, Executive Vice President, and three additional officers of the Company would receive the following benefits in the event of a “change in control” of the Company (as defined in the Company's 2004 Equity Incentive Plan). Should the individual’s employment be terminated as a result of a change in control, the Company will continue to pay his base salary and the Company’s portion of his health care costs under COBRA for one year, and will pay an amount equal to the average of the annual bonus that he earned over the prior three years.